Exhibit 10.20

NEUMORA THERAPEUTICS, INC.

EXECUTIVE CHAIRMAN AGREEMENT

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made and entered into effective as of July 3, 2023 (the “Effective Date”), by and between Neumora Therapeutics, Inc., a Delaware corporation (the “Company”), and Paul L. Berns, an individual (the “Chairman”).

1. Services.

1.1 Executive Chairman. For so long as the Board of Directors of the Company (the “Board”) requests and for so long as the Chairman mutually agrees, the Chairman shall serve as the Executive Chairman of the Board.

1.2 Services. The Chairman’s services to the Board and the Company hereunder shall consist of services consistent with the role and responsibilities of an Executive Chairman, including providing executive leadership over the executive management team, overseeing the meetings of the Board, serving as a liaison between the Board and members of management, as well as rendering advice and other services agreed upon by the Chairman and the Company from time to time, including, but not limited to, providing advice related to company strategy, clinical development, evaluation of product and strategic opportunities, market assessments, financing strategy and mentorship of senior team, and, if requested, attending meetings and liaising with the Scientific and Technical Advisory Boards of the Company (the “Services”).

1.3 Executive Officer. The Chairman shall initially serve as an employee and executive officer of the Company. At such time as the Board and the Chairman agree, the Chairman may transition to an independent contractor and/or non-executive Chairman of the Board. At such time, the Company and the Chairman shall mutually agree upon the amendment or termination of this Agreement to reflect such role.

2. Compensation.

2.1 Annual Salary. For so long as he is providing the Services as an employee, the Chairman shall receive a base salary at the rate of $37,500 per month ($450,000 per annum, as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Chairman in accordance with the customary payroll practices and procedures of the Company.

2.2 Annual Cash Incentive Compensation. For so long as he is providing the Services as an employee, Chairman shall be eligible to receive a discretionary annual bonus based on Chairman’s achievement of performance objectives established by the Board or a committee thereof, such bonus to be targeted at sixty percent (60%) of Chairman’s Annual Base Salary (the “Annual Bonus”). Any Annual Bonus approved by the Board or a committee thereof shall be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Chairman’s continuous employment through the date of applicable payment. Chairman acknowledges and agrees that nothing contained herein confers upon Chairman any right to the Annual Bonus in any year, and any Annual Bonus payment including the amount therein will be determined by the Company in its sole discretion.

2.3 Stock Option Award. On or as promptly as practical following the Effective Date, the Company will grant to Chairman an option (the “Option”) under the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), to purchase 7,500,000 shares of Company common stock at a price per share equal to the fair market value of a share of Company common stock on the date of grant, as determined by the Board. The Option will constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted by applicable law. Twenty-five percent (25%) of the shares subject to the Option will vest and become exercisable on the first anniversary of the Effective Date and 1/48th of the shares subject to the Option shall vest and become exercisable on each monthly anniversary of the Effective Date thereafter such that the Option will be fully vested and exercisable on the fourth anniversary of the Effective Date, in each case, subject to Chairman’s continued provision of services to the Company through the applicable vesting date (whether as an employee Executive Chairman, independent contractor or non-employee director), except as provided in Section 2.5 below. The Option will be subject to the terms and conditions of the Plan and a stock option agreement as the Parties have agreed and to be entered into between Chairman and the Company

2.4 Existing Equity Awards. The parties hereto acknowledge that the Chairman holds restricted shares of the Company’s Common Stock, a portion of which is subject to a repurchase option in favor of the Company in the event the Chairman ceases to provide services to the Company and stock option awards exercisable for shares of the Company’s Common Stock (collectively, the “Existing Equity Awards” and together with the Option and any future equity awards granted to Chairman, the “Equity Awards”). Other than as set forth in Section 2.5 below, nothing herein is intended to amend or otherwise alter the provisions of the Existing Equity Award or the agreements and documents governing the terms of such awards.

2.5 Treatment of Equity Awards on Change in Control. In the event of a Change in Control (as defined below), effective immediately and automatically without any further action by the Company or the Chairman on the closing of the Change in Control, any and all unvested Equity Awards, including any equity awards subject to performance-based vesting, held by Chairman as of the date of the closing of such Change in Control, shall become fully vested and, if applicable, exercisable, and all forfeiture restrictions and rights of repurchase on such awards shall lapse in full with respect to all of the shares of Company common stock subject thereto.

2.6 Benefits. For so long as he is providing the Services as an employee, Chairman shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular, plan or benefit.

2.7 Business Expenses. The Company shall reimburse Chairman for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Chairman in the performance of Chairman’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

2.8 Vacation. For so long as he is providing the Services as an employee, Chairman will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

2.9 Non-Employee Director Compensation Plans. The Company and the Chairman each agree and acknowledge that in the event the Chairman transitions to a non-employee director and a non-employee director compensation plan is in effect, the parties shall mutually agree in good faith to amend, revise or terminate this Agreement in light of such non-employee director compensation plan.

2.10 Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person or group of affiliated or associated persons of fifty percent (50%) or more of the outstanding capital stock of the Company or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it is effected primarily for the purpose of financing the Company with cash working capital (as reasonably determined by the Board in good faith without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise); or (z) it constitutes, or includes sales of shares in connection with, the initial public offering of the Company’s capital stock. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) solely to the extent relating to any amount constituting nonqualified deferred compensation under Section 409A of the Code.

3. Reserved.

4. Intellectual Property Rights. The Company and the Chairman acknowledge that certain Proprietary Information and Invention Assignment Agreement between the Company and the Chairman (the “Chairman PIIAA”). Nothing herein is intended to revise or amend such Chairman PIIAA for so long as Chairman is an employee of the Company; provided, however, at such time as the Chairman is no longer an employee of the Company but transitions to an independent contractor relationship and remains as the Executive Chairman, the following provisions of Section 4 shall govern.

4.1 Disclosure and Assignment of Intellectual Property.

(a) Intellectual Property. “Intellectual Property” means any and all art, discoveries, improvements, developments, inventions (whether or not patentable) methods, processes, works of authorship and technologies and all related know-how, designs, trademarks, formulae, manufacturing techniques, trade secrets, ideas, artwork, software or other work, that the Chairman, solely or jointly with others, makes, conceives or reduces to practice within the scope of the Chairman’s work for the Company under this Agreement. Chairman hereby assigns all right, title and interest of every kind and nature whatsoever in and to the Intellectual Property and the Intellectual Property shall be the sole and exclusive property of the Company. Chairman shall disclose to the Company promptly after its conception all Intellectual Property.

(b) Assistance. The Chairman agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and the Chairman agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement with respect thereto. If called upon to render assistance under this paragraph after the term of this Agreement, the Chairman will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company. In the event that the Company is unable for any reason to secure the Chairman’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations-in-part thereof), after a written demand is made therefore upon the Chairman (which shall refer to the provisions of this paragraph), the Chairman hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Chairman’s agents and attorneys-in-fact to act for and in the Chairman’s behalf and instead of the Chairman, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by the Chairman.

(c) No Conflicting Obligation. The Chairman represents that Chairman’s compliance with the terms of this Agreement and provision of the Services hereunder will not violate any duty which Chairman may have to any other person or entity (such as a present or former employer), and Chairman agrees that Chairman will not do anything in the performance of the Services hereunder that would violate any such duty. The Chairman has disclosed and, during the term of this Agreement, will disclose to the Chief Executive Officer or President (in the absence of a Chief Executive Officer) of the Company any conflicts between this Agreement and any other agreements binding the Chairman.

4.2 Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all confidential and proprietary information of the Company including, without limitation, technical and non-technical information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and information of the Company concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or the Chairman in the course of the Company’s business.

(b) Nondisclosure and Nonuse Obligations. The Chairman will use the Confidential Information solely to perform the Chairman Services for the benefit of the Company and for no other purpose, and the Chairman will not disclose the Confidential Information to any other person. The Chairman agrees that the Chairman shall treat all Confidential Information of the Company with the same degree of care as the Chairman accords to the Chairman’s own Confidential Information, and the Chairman represents that the Chairman exercises reasonable care to protect the Chairman’s own Confidential Information. The Chairman will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. The Chairman agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c) Exclusions from Nondisclosure and Nonuse Obligations. The Chairman’s obligations under Section 4.2(b) with respect to any portion of Confidential Information shall not apply to any information that (i) was in the public domain at or subsequent to the time it was communicated to the Chairman by the Company or a Company authorized person through no fault of the Chairman, (ii) was rightfully in the Chairman’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the Chairman by the Company or a Company authorized person, (iii) was developed by the Chairman independently of and without reference to any information communicated to the Chairman by the Company or a Company authorized person, or (iv) is being disclosed by the Chairman in response to a valid order by a court or other governmental body, or otherwise as required by law, provided that the Chairman provides prior written notice of such required disclosure to the Company and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

(d) Disclosure of Third-Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

4.3 Defend Trade Secrets Act Notice of Immunity Rights. The Chairman acknowledges that the Company has provided the Chairman with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Chairman shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Chairman shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Chairman files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Chairman may disclose the Proprietary Information to the Chairman’s attorney and use the Proprietary Information in the court proceeding, if the Chairman files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

4.4 Return of the Company’s Property. All materials (including, without limitation, documents, plans, drawings, models, sketches, designs and software programs) furnished to the Chairman by the Company, whether delivered to the Chairman by the Company or made by the Chairman in the performance of services under this Agreement (“Company Property”) are the sole and exclusive property of the Company. The Chairman agrees to promptly deliver the original and any copies of Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Chairman agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of Company Property. The Chairman agrees to certify in writing that the Chairman has so returned or destroyed all such Company Property.

5. No Conflict of Interest. During the term of this Agreement, Chairman agrees that prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or products that may be competitive with the Company, Chairman shall first notify the Company. It is understood that in such event, the Company will review whether Chairman’s activities are consistent with Chairman remaining the Executive Chairman of the Board. Notwithstanding the foregoing, it is further understood that the Chairman may continue the Chairman’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities, if any, are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing the Chairman’s relationship with Current Affiliations. The Chairman represents that nothing in this Agreement conflicts with the Chairman’s obligations to Current Affiliations or would otherwise prevent Chairman from performing its obligations under this Agreement.

6. Term and Termination.

6.1 Term of Service. This Agreement shall remain in effect for so long as the Chairman serves as the Executive Chairman of the Board or if terminated earlier pursuant to Section 6.2.

6.2 Termination. Either party may terminate this Agreement with thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree.

6.3 Survival. The rights and obligations contained in Sections 2.4, 2.5, 2.10, 4, 6.3 and 7 will survive any termination of this Agreement.

7. Miscellaneous.

7.1 Termination of Prior Agreement. Effective on the Effective Date, the Company and Chairman agree that this Agreement supersedes in its entirety and terminates that certain Executive Employment Agreement by and between the Chairman and the Company dated as of April 11, 2022 without any obligation of severance payments under Section 6(b)(i) of such agreement.

7.2 Successors and Assigns. Due to the personal nature of the Services to be rendered by the Chairman, the Chairman may not assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Chairman. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

7.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission or e-mail upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page hereto or such other address as either party may specify in writing or, in the case of Chairman, the address the Company has most recently been provided by Chairman.

7.4 Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

7.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.6 Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

7.7 Entire Agreement. This Agreement (the Chairman PIIAA, and the agreements governing the Option, the Existing Equity Awards and any future agreements governing equity awards granted to the Chairman) constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior and contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all of the Services and other services undertaken by the Chairman for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

(Signature Page Follows)

Exhibit 10.20

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEUMORA THERAPEUTICS, INC.

By:	/s/ Kristina Burow
Name: Kristina Burow
Title: Director and Authorized Signatory

EXECUTIVE CHAIRMAN:

By:	/s/ Paul Berns
Name: Paul Berns

SIGNATURE PAGE TO EXECUTIVE CHAIRMAN AGREEMENT

Exhibit 10.20

Exhibit A

Current Affiliations

•	Member of the Board of Directors of Unity Biotechnology, Inc.

•	Member of the Board of Directors of EQRx

•	Member of the Board of Directors of Epirium Bio

•	Member of the Board of Directors of HI-BIO

•	Member of the Board of Directors of Happy AI

•	Managing Director of ARCH Venture Partners